Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-85530, dated October 21, 1994, Registration Statement No. 333-3464, dated April 18, 1996, Registration Statement No. 33-63085, dated September 9, 1998, Registration Statement No. 333-82185, dated July 2, 1999, and Registration Statement No. 333-118506, dated August 24, 2004 on Form S-8 and the Registration Statement No. 33-62012, dated April 11, 1996, Registration Statement No. 333-91649, dated November 24, 1999 and Registration Statement No. 333-51400, dated December 7, 2000 on Form S-3 of our report relating to the Company’s internal control over financial reporting as of December 31, 2008 dated March 9, 2009, except for the fifth paragraph of that report and the effects of the matter discussed in Note 15 to the consolidated financial statements which are as of February 8, 2010, and our report relating to our audit of the consolidated financial statements and financial statement schedule of Innodata Isogen Inc. and Subsidiaries as of December 31, 2008 and for the year then ended, dated March 9, 2009, except for the effects of the matter discussed in Note 15 to the restated consolidated financial statements which is as of February 8, 2010, included in this amended Annual Report on Form 10-K/A of Innodata Isogen Inc. for the year ended December 31, 2008.

/s/ J.H. COHN LLP

Roseland, New Jersey
February 8, 2010